Exhibit 2.4

AMENDMENT NO. 1

TO THE

SEPARATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 19, 2012, to the Separation Agreement, dated as of November 17, 2011 (the “Merger Agreement”), by and between MeadWestvaco Corporation, a Delaware corporation (“MWV”) and Monaco SpinCo Inc., a Delaware corporation (“Spinco”).

WHEREAS, MWV and Spinco are parties to the Separation Agreement;

WHEREAS, MWV and Spinco desire to amend the Separation Agreement as set forth herein, and Acquirer desires to consent to such amendments; and

WHEREAS, Section 6.6 of the Separation Agreement provides for the amendment of the Separation Agreement in accordance with the terms set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein, including the Recitals hereto, shall have the meaning assigned to such term in the Separation Agreement as amended by this Amendment. Each reference in the Separation Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Separation Agreement as amended by this Amendment except that references to “the date hereof” and to “the date of this Agreement” shall remain references to the date of the original Separation Agreement.

ARTICLE II

AMENDMENTS TO SEPARATION AGREEMENT

Section 2.1 Amendments to Separation Agreement. The Separation Agreement shall be amended as follows:

(a)	Recital 12 of the Separation Agreement is hereby amended and restated in its entirety as follows:

The Distribution will be carried out for the corporate business purpose of tailoring Spinco’s corporate structure to facilitate the Merger (which, together with the LLC Merger, for U.S. federal income tax purposes, is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code);

(b)	Section 2.7(a) of the Separation Agreement is hereby amended and restated in its entirety as follows:

(a)	The “U.S. TTM Target Working Capital” is $90.911 million; the “Brazil TTM Target Working Capital” is $BRL127.089 million and the “Canada TTM Target Working Capital” is $CAD16.973 million.;

(c)	Section 2.7(g) of the Separation Agreement is hereby amended by removing the words “minus the Target Working Capital Amount, minus the Hong Kong Asset Price” after the definition of “Final Adjustment Payment” in the second sentence of Section 2.7(g).

(d)	Section 3.3(b) of the Separation Agreement is hereby amended and restated in its entirety as follows:

(b)	Parent has received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Parent, addressed to Parent and Spinco and dated as of the Distribution Date, to the effect that

(i) the Distribution will be treated as satisfying the business purpose requirement described in Treas. Reg. §1.355-2(b)(1);

(ii) the Distribution will not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B);

(iii) the stock of Spinco distributed in the Distribution will not be treated as other than “qualified property” by reason of the application of Section 355(e)(1); and

(iv) the Spinco Notes will constitute “securities” for purposes of the application of Section 361(a) (together with clauses (i), (ii), and (iii), the “Distribution Tax Opinion”),

provided, however, that Wachtell, Lipton, Rosen & Katz shall not be required to deliver the Distribution Tax Opinion if the Threshold Percentage (as defined in the Merger Agreement) is more than 49.5%;

(e)	Article VII of the Separation Agreement is hereby amended to include the following definition immediately preceding the definition of “Losses”:

“LLC Merger” has the meaning set forth in the Merger Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Further Amendment. Except as expressly amended hereby, the Separation Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Separation Agreement or any of the documents referred to therein.

Section 3.2 Effect of Amendment. This Amendment shall form a part of the Separation Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Separation Agreement shall be deemed a reference to the Separation Agreement as amended hereby.

Section 3.3 Governing Law. This Amendment (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 3.4 Miscellaneous. Sections 6.2, 6.4, 6.8, 6.9, 6.10, 6.11, 6.12, 6.14, and 6.15 of the Separation Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, MWV and Spinco have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
Name: E. Mark Rajkowski Title: Senior Vice President and Chief Financial Officer

MONACO SPINCO INC.

By:	/s/ E. Mark Rajkowski
Name: E. Mark Rajkowski Title: President

CONSENTED TO BY:

ACCO BRANDS CORPORATION

By:	/s/ Steven Rubin
Name: Steven Rubin Title: Senior Vice President, Secretary and General Counsel

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